Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Silgan Holdings Inc. Second Amended and Restated 2004 Stock Incentive Plan of our reports dated February 23, 2023, with respect to the consolidated financial statements and schedule of Silgan Holdings Inc. and the effectiveness of internal control over financial reporting of Silgan Holdings Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Stamford, Connecticut
May 30, 2023